Exhibit 10.1

February 07, 2020

Michael Rama

Dear Michael:

On behalf of Blink Charging Co. (the “Company”), I am pleased to offer you the position of Chief Financial Officer (“CFO”). As CFO you will be reporting to the Company’s Chief Executive Officer and Executive Chairman and working at the Company’s headquarters at 407 Lincoln Road, Suite 704, Miami Beach, FL 33139. Your appointment is subject to approval by the Board and your compensation package, as outlined herein, is subject to recommendation of the Compensation Committee (“Compensation Committee”) and the approval of the Board. Your Employment Start Date will be February 10, 2020.

Base Salary. Your starting annual-base salary will be $25,000 per month ($300,000 annually), less applicable taxes, deductions, and withholdings, paid monthly and subject to annual review (“Base Salary”). You will be paid on the Company’s regularly scheduled payday. The Company’s current regularly scheduled payday is on the 15th and 30th of every month.

Signing Bonus. As additional consideration for you joining the Company, you will receive a $50,000 cash signing bonus, less applicable taxes, deductions and withholdings, to be paid on your first regularly scheduled payday. Should you terminate your employment with the Company for any reason whatsoever at any time prior to completion of three (3) months of service, you will have to pay back the Signing Bonus to the Company. In such an event, the Company will have the right to offset the Signing Bonus against any amount due to you.

Annual Performance Cash Bonus. Upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every year, you will be eligible to receive a cash bonus in an amount equal to 25% of your Base Salary, which currently amounts to $75,000 (“Annual Performance Cash Bonus”). Each 1/3 (one third) of the Annual Performance Cash Bonus (currently $25,000), less applicable taxes, deductions, and withholdings, will be paid to you upon meeting your periodic KPI’s for each four (4)-month period that you are employed with the Company (“Periodic KPI’s”). Your Periodic KPI’s will be set by the mutual agreement of the Compensation Committee and yourself in the period starting from the last 15 days of the current four (4)-month period and ending within 15-days of the beginning of the new four-month period (the “Performance Bonus”). Notwithstanding the above, the first Periodic KPI’s will be set off to begin on March 1, 2020. The Failure to establish KPI’s which is not the fault of the Compensation Committee will exclude you from eligibility for the Performance Bonus. To qualify for the Performance Bonus, you must meet the KPI’s for the four (4) month period preceding the payment date.

Equity Awards. As a “C” level executive of the Company, you will be entitled to receive equity awards under the Company’s 2018 Omnibus Incentive Plan, (the “2018 Omnibus Incentive Plan”). The aggregate annual award value under the 2018 Omnibus Incentive Plan will be equal to 50% of your Base Salary, as adjusted from time to time, (the “Grant”). Twenty-Five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining Seventy-Five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”) (the RCSs and the Stock Options shall be referred to as “Equity Awards”). The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs shall vest on the first anniversary of the day they were granted, the RCS grant will include a cash payment upon vesting to cover expected ordinary income tax charges and will be calculated at the highest individual personal income tax rate (“Gross Up”). The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day they were granted. All Equity Awards shall be granted to you, provided that: (1) at the end of each applicable vesting date, you are still employed by the Company; and (2) provided that you satisfy the KPIs and other performance criteria established by the 2018 Omnibus Incentive Plan. All Stock Options that will be granted to you shall expire 5 years following their vesting.

All Equity Awards, including RCSs, Stock Options, future bonuses and future Equity Awards will be awarded on or about March 31st of each year.

Clawbacks. All bonuses and equity grants are subject to the Company’s “clawback” policies that may currently be in place or may be adopted in the future, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Benefits. At no cost to you, you and your family will participate in the Company’s current medical, dental, life and accident benefit programs. Understandably, the Company may change those plans from time-to-time. In addition, if you drive an electric car or a “plug-in hybrid” vehicle, the Company will pay you an additional $750 a month.

Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 160 hours, or twenty (20) days (based upon an eight-hour work-day), per year.

Working Remotely. You will be entitled to choose one day a week to work remotely. While working remotely, you will devote all working hours to the Company’s business and your duties and you will attend office meetings through conference or video calls. After 6 months from the Start Date, the Company at its sole discretion may authorize you to extend the remote working arrangement by another day a week.

Term and Termination. The initial term shall be two (2) years commencing on you Employment Start Date (the “Term”). On the second anniversary, your employment will be renewed automatically for an additional one-year term, unless the Company provides you with a notice of non-renewal at least 30 days prior to the end of the Term.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) your willful material misconduct; or (ii) your willful failure to materially perform your responsibilities to the Company. “Cause” shall be determined by the Company after conducting a meeting where you can be heard on the topic.

Termination Without Cause. The Company may terminate your employment without Cause not earlier than 3 months past your Employment Start Date. Upon Termination Without Cause the Company will (i) continue payment of your Base Salary for additional number of months equal to the number of months of your actual employment prior to the termination, capped at 12 months maximum payment. In all other types of terminations or resignation on your part, then all further vesting of your outstanding equity awards or bonus will terminate immediately, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned). The foregoing is your sole entitlement to severance payments and benefits in connection with the termination of your employment. In case of a buy-out or a “change of control” as this term is defined in the Company’s 2018 Omnibus Incentive Plan, you will be entitled to obtain your Base Salary for a period of 12 months, as your severance payment.

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts, and all outstanding and fully vested stock options and other equity awards.

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Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete, and sign the Company’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to the Company on or prior to your Employment Start Date. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by the Company’s Corporate Governance Guidelines. Notwithstanding the foregoing, the Company acknowledges your representation that you currently have a consulting business, and that, from time to time, you might have to devote marginal time to your consulting business, for as long as it does not involve in any way consulting the Company’s competitors.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, planning, developing, installing, marketing, selling, leasing, and providing services relating to electric vehicle charging stations.

Company Policy Documents. As part of your onboarding process, you will be provided copies of the Company’s handbook which shall be considered the terms and conditions of your employment, including the Confidentiality, Non-Disclosure, and IP Ownership Agreement (“Company Documents”) all of which must be returned to the Company with signed consents and acknowledgments on or before your Employment Start Date.

This offer of employment is conditioned upon the following: (i) you executing this offer letter; (ii) you signing the Company Documents’ acknowledgment forms; and (iii) you undergoing and passing a Company administered drug and background checks prior to commencement of your employment.

Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Michael D. Farkas

Michael D. Farkas,

Chief Executive Officer

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I accept this offer of employment with Blink Charging, Co. and agree to the terms and conditions outlined in this letter.

/s/ Michael Rama	February 7, 2020
Michael Rama	Date

February 10, 2020
Employment Start Date

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Appendix A

KPI List

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